Exhibit 99.1
FOR IMMEDIATE RELEASE

June 30, 2016

THE EASTERN COMPANY ANNOUNCES ADOPTION OF INCENTIVE COMPENSATION
CLAWBACK POLICY

Naugatuck, CT–The Eastern Company (NASDAQ:EML) (the “Company”) announced today that its Board of Directors has adopted an incentive compensation clawback policy as part of the Board’s ongoing efforts to strengthen the Company’s corporate governance and risk management.  The policy is designed to ensure that incentive compensation is paid based on accurate financial and operating data and the correct calculation of the Company’s performance against incentive targets.  The policy requires the Company’s Compensation Committee to seek the recovery of incentive compensation in the event of fraud or misconduct or a restatement of the financial or operating results of the Company that results in the payment of inflated incentive compensation.

“The Eastern Board has adopted an incentive compensation clawback policy as part of its ongoing commitment to sound corporate governance and risk management policies,” stated James A. Mitarotonda, Chairman of the Board of Directors and Chairman of the Board’s Nominating and Corporate Governance Committee.  “This policy builds upon prior actions recently taken by the Board – such as the elimination of the classification of the Board of Directors, the adoption of a majority voting standard for the election of Directors, and the termination of the Company’s “poison pill” rights plan – to improve Eastern’s corporate governance and align management and shareholder interests.”

The full text of the Company’s incentive compensation clawback policy is available in the Corporate Governance section of the Company's website at http://www.easterncompany.com.

About the Company

The Eastern Company is a 158-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements
Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August M. Vlak or John L. Sullivan III, 203-729-2255